Exhibit (a)(22)
CANADA SOUTHERN PETROLEUM LTD.
PRESS RELEASE
FOR IMMEDIATE RELEASE
CANADA SOUTHERN REITERATES RECOMMENDATION THAT SHAREHOLDERS ACCEPT THE REVISED OFFER FROM
CANADIAN OIL SANDS
Calgary, Alberta, July 20th, 2006 – The Board of Directors of Canada Southern Petroleum Ltd. (“Canada Southern”) (NASDAQ: CSPLF) (TSX: CSW) today released the following letter to its shareholders regarding its recommendation to accept the revised offer from a wholly owned subsidiary of Canadian Oil Sands Trust (“Canadian Oil Sands”) (TSX: COS.UN).
The full text of the letter, signed by the chair of the Canada Southern Board, Richard McGinity, is as follows:

Dear Canada Southern Shareholder:
On July 12th, 2006, the Canada Southern Board announced that it has agreed to terms on a revised offer from Canadian Oil Sands under which Canadian Oil Sands will acquire all of the outstanding common shares of Canada Southern for US$13.10 per share, all cash. The following day, Petro-Canada announced that it will not increase its offer of US$13 per share and will let its bid expire on July 27th.
The Canada Southern Board reiterates its recommendation that you accept the revised offer from Canadian Oil Sands and tender your shares to the offer.
Among the reasons for this recommendation is the fact that the Canadian Oil Sands offer is superior, from a financial point of view, to the consideration offered pursuant to either the Petro-Canada or Canadian Superior Energy Inc. offers. The Canadian Oil Sands offer represents a 176% premium to the closing price of Canada Southern shares on the NASDAQ on May 10th, 2006, the day before Petro-Canada first announced their intention to make a bid for the company.
A complete list of all of the reasons for this recommendation is contained in a Notice of Change to the Directors’ Circulars and related amendments to Canada Southern’s Solicitation/Recommendation Statements on Schedule 14D-9 filed July 14th, 2006 with Canadian and U.S. securities regulators. If you have not yet received the Notice of Change to the Directors’ Circulars in the mail, a copy can be obtained from our web site at www.cansopet.com, on SEDAR at www.sedar.com or on the US Securities and Exchange Commission (SEC) web site at www.sec.gov.
The Canadian Oil Sands offer remains open to 8:00 a.m. (Mountain Daylight Time) on August 1st, 2006, unless further extended or withdrawn. Detailed tender instructions and forms can be found in the Letter of Transmittal filed by Canadian Oil Sands on June 27th. Copies of the Letter of Transmittal are available on the Canadian Oil Sands web site at www.cos-trust.com, on SEDAR at www.sedar.com or on the SEC web site at www.sec.gov. Copies of the Notice of Change to the Directors’ Circulars and the Letter of Transmittal can also be obtained by calling The Proxy Advisory Group at 1-866-678-1770. Forms and stock certificates should be mailed so as to arrive prior to 8:00 a.m. (Mountain Daylight Time) on August 1st.
Finally, if you have already tendered to the revised Petro-Canada offer or the Canadian Superior Energy Inc. offer, the Board recommends that shareholders withdraw them immediately and tender to the revised Canadian Oil Sands offer. If you require assistance in doing so or have any questions regarding the tendering process, please contact The Proxy Advisory Group at toll free 1-800-678-1770.
As always, thank you for your continued support of Canada Southern.
Richard McGinity
Chairman of the Board
Canada Southern Petroleum

About Canada Southern Petroleum
Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Company has 14,496,165 shares outstanding.
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